Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	SPIRIT FINANCE CORPORATION

FOR FURTHER INFORMATION CONTACT:

Investor Relations 1-866-557-7474 x6606

SPIRIT FINANCE CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR END 2005 RESULTS

-2005 Real Estate Acquisitions and Financings Totaled $877 Million-

 -2005 FFO Per Share Grows 94%-

-Fourth Quarter FFO Per Share Increases 40%-

SCOTTSDALE, Ariz., February 27, 2006 — Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced results for the fourth quarter and full year ended December 31, 2005.

Financial Highlights for the Fourth Quarter and Full Year Ended 2005

Net income for the fourth quarter of 2005 was $6.9 million, or $0.10 per diluted share (based on 67.6 million weighted average common shares outstanding), compared to net income in the fourth quarter of 2004 of $3.7 million, or $0.09 per diluted share (based on 40.6 million weighted average common shares outstanding). Fourth quarter 2005 total revenue from continuing operations increased to $29.2 million as compared to $11.4 million in the fourth quarter of 2004.

Fourth quarter 2005 funds from operations (FFO) totaled $13.9 million, or $0.21 per diluted share, while adjusted funds from operations (AFFO) totaled $13.6 million, or $0.20 per diluted share. FFO and AFFO were both $0.15 per diluted share for the fourth quarter of 2004. For the fourth quarter of 2005, FFO per diluted share grew 40% on a year-over-year basis primarily due to the significant volume of real estate acquisitions the Company made over the past year. A reconciliation of net income, calculated in accordance with U.S. generally accepted accounting principles, to FFO and AFFO is included in the accompanying tables.

Net income for the full year ended December 31, 2005 was $27.8 million, or $0.41 per diluted share, compared to net income of $9.0 million, or $0.24 per diluted share for 2004. For the year ended December 31, 2005, Spirit Finance reported FFO of $47.4 million or $0.70 per diluted share and AFFO of $0.69 per diluted share as compared to 2004 FFO and AFFO of $0.36 per diluted share and $0.35 per diluted share, respectively.

Spirit Finance acquired over $241 million in real estate properties during the fourth quarter of 2005 as compared to over $200 million in the fourth quarter of 2004. A significant portion of the fourth quarter 2005 acquisitions occurred late in the quarter and the full earnings impact of those acquisitions will begin to be realized in 2006.

The Company’s fourth quarter sale/leaseback transactions further diversified the Company’s portfolio. These included adding 16 new lessees and diversifying into several new or growing business sectors such as health clubs and gyms, convenience stores/car washes, supermarkets and educational facilities.

As previously announced, full year 2005 gross real estate acquisitions and loan originations totaled $877 million. Gross additions during 2005 exceeded the Company’s prior year investment activity by 47%. Since Spirit Finance began purchasing real estate assets in December 2003, the Company has completed over $1.5 billion in sale/leaseback transactions and mortgage and equipment loan originations and acquisitions.

Mr. Christopher H. Volk, President and Chief Executive Officer, stated, “We maintained our focus on credit quality and also surpassed our goal of at least $800 million in quality acquisitions for the year. Our expertise has put Spirit in a leadership role in providing real estate lease solutions to corporate America in order to improve balance sheet efficiency, lower cost of capital and enhance shareholder wealth. We continue to position Spirit as a solution for unlocking financial value for single tenant, operationally essential real estate owners. As we head into 2006, we are optimistic that our momentum, flexible balance sheet and extensive experience in sale/leaseback transactions will enable us to continue to capitalize on our pipeline of investment opportunities as we work to create added value for our customers and shareholders.”

Portfolio Highlights

As of December 31, 2005, the Company’s real estate and mortgage and equipment loan portfolio totaled $1.5 billion of gross investments in 684 real estate locations, including $56 million of mortgage loans secured by real estate and $3 million of equipment loans secured by equipment used in the operation of properties owned by the Company. The Company’s properties are generally leased under long-term, triple-net leases, with a weighted average maturity of approximately 14 years. No single tenant represented more than 5.7% of the Company’s total investment portfolio at December 31, 2005.

The Company’s real estate portfolio is diversified geographically throughout 40 states and among various property types. Only one state, Texas (17%), accounted for 10% or more of the total dollar value of the real estate and mortgage loan portfolio. Spirit’s three largest property types at December 31, 2005 were restaurants (30%), movie theaters (13%) and educational facilities (10%). The Company’s assets also include specialty retailer properties, recreational facilities, automotive dealers, parts and service facilities, supermarkets, convenience stores/carwashes, distribution facilities, industrial properties, interstate travel plazas and drugstores.

Other Fourth Quarter 2005 Events

In November 2005, the Company entered into a $200 million revolving secured credit facility with Credit Suisse. The facility is structured as a master loan repurchase arrangement and the Company’s borrowings under this facility will be secured by mortgages on specific properties the Company owns or acquires in the future and pledges as collateral under the facility.

In December 2005, the Company’s existing $200 million credit facility with Citigroup was amended to permit an additional $100 million of borrowings, for a total borrowing capacity of $300 million under this facility. The additional $100 million of borrowings under the facility are secured by equity ownership interests in one or more of the Company’s wholly-owned, special purpose, bankruptcy remote subsidiaries.

Subsequent Events

On February 1, 2006, the Company completed a public offering of 13.8 million common shares (including the exercise of the underwriters’ over-allotment option of 1.8 million shares) which raised aggregate proceeds, net of underwriters’ discounts and before offering expenses, of $154 million. A portion of these proceeds were used to pay down $110 million of borrowings outstanding under one of the secured credit facilities.

On February 2, 2006, Spirit announced the closing of a $57 million sale/leaseback transaction with the Casual Male Retail Group, Inc. (NASDAQ: CMRG), the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England. Casual Male agreed to lease the building for an initial period of 20 years, with multiple renewal options.

Dividend

A 2005 fourth quarter dividend per common share of $0.21 was paid on January 25, 2006 to shareholders of record as of January 15, 2006. This distribution represented an increase of 10.5% over the $0.19 dividend per common share for the prior quarter.

Guidance

While the volume of completed real estate transactions is likely to vary significantly from quarter to quarter, the Company expects to close at least $800 million of acquisitions during 2006, the timing of which will determine how much of the acquisitions will contribute to 2006 FFO. Based upon these acquisition projections, the solid foundation built over the past two years and the Company’s current outlook, management expects FFO per diluted share for 2006 to range from $0.93 to $0.98.

Conference Call

Spirit Finance will hold a conference call and webcast to discuss the Company’s fourth quarter results after the market close today at 5:00 p.m. (Eastern Time). Hosting the call will be Morton Fleischer, Chairman, Christopher Volk, President and Chief Executive Officer, and Catherine Long, Chief Financial Officer.

The call will be webcast live over the Internet at www.spiritfinance.com under the section entitled “Webcast.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (800) 811-0667 or (913) 981-4901 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 5000440. The replay will be available from February 27, 2006 through March 6, 2006 and will be archived on Spirit Finance Corporation’s website.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies. The Company’s core markets include free-standing automotive dealers, parts and service facilities, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses. Additional information about Spirit Finance Corporation is available on the Company’s website.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation

Consolidated Statements of Operations

Unaudited

(dollars in thousands, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004

Revenues:
Rentals	$27,535	$10,194	$78,087	$19,236
Interest income on mortgage and equipment loans	1,360	953	4,276	3,775
Other interest income	346	296	2,138	1,942
Total revenues	29,241	11,443	84,501	24,953

Expenses:
General and administrative	3,806	2,258	12,810	7,123
Depreciation and amortization	7,178	2,392	19,985	4,417
Interest	11,506	3,414	25,826	4,979
Total expenses	22,490	8,064	58,621	16,519

Income from continuing operations	6,751	3,379	25,880	8,434

Discontinued operations (a):
Income from discontinued operations	16	284	1,167	550
Net gains (losses) on sales of real estate	103	(6)	772	(12)
Total discontinued operations	119	278	1,939	538

Net income	$6,870	$3,657	$27,819	$8,972

Net income per common share:
Basic:
Continuing operations	$0.10	$0.08	$0.38	$0.22
Discontinued operations	—	0.01	0.03	0.02
Net income	$0.10	$0.09	$0.41	$0.24

Diluted:
Continuing operations	$0.10	$0.08	$0.38	$0.22
Discontinued operations	—	0.01	0.03	0.02
Net income	$0.10	$0.09	$0.41	$0.24

Weighted average outstanding common shares:
Basic	67,310,586	40,371,705	67,240,350	37,522,747
Diluted	67,561,456	40,592,138	67,462,750	37,688,074

Dividends declared per common share (b)	$0.21	$0.38	$0.78	$0.44

(a)          Periodically, Spirit Finance may sell real estate properties that do not meet the Company's long-term strategic investment objectives. Such properties are typically acquired in conjunction with the acquisition of a group of real estate properties.  The Company considers these occasional sales of real estate properties to be an integral part of its overall operating business strategy in acquiring a diversified real estate investment portfolio. Proceeds from the sales of real estate investments are reinvested in real estate properties such that cash flows from ongoing operations are not negatively affected by sales of individual properties.  Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that gains and losses from any such dispositions of properties and all operations from these properties be reported as “discontinued operations.” As a result, previously reported “income from continuing operations” will be updated each time a property is sold.  This presentation has no impact on net income, FFO or AFFO.

Spirit Finance sold 4 properties during 2004, including 3 properties sold during the fourth quarter of 2004, and sold 43 properties during the year ended December 31,  2005, including 4 properties sold during the fourth quarter of 2005.  Rental revenues from discontinued operations for the three months ended December 31, 2005 and 2004 totaled $34,000 and $721,000, respectively, and for the years ended December 31, 2005 and 2004 totaled $2.0 million and $1.3 million, respectively.

(b)         During the fourth quarter of 2004, Spirit Finance declared dividends of $0.19 per common share related to the third quarter and $0.19 per common share related to the fourth quarter. Dividends declared in the fourth quarter of 2005 related to the fourth quarter only.

Spirit Finance Corporation

Consolidated Balance Sheets

(dollars in thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Investments:
Real estate investments, net	$1,382,853	$611,741

Mortgage and equipment loans receivable	59,008	40,855
Net investments	1,441,861	652,596

Cash and cash equivalents	30,536	113,225

Lease intangibles, net (a)	21,395	10,742

Other assets	19,633	5,664

Total assets	$1,513,425	$782,227

LIABILITIES AND STOCKHOLDERS' EQUITY

Debt obligations:
Secured credit facilities	$229,855	$—
Mortgages and notes payable	664,929	178,854
Total debt obligations	894,784	178,854

Dividends payable	14,209	7,110

Other liabilities	11,639	8,560

Total liabilities	920,632	194,524

Stockholders' equity	592,793	587,703

Total liabilities and stockholders' equity	$1,513,425	$782,227

(a)          Lease intangibles primarily represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in thousands, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004

Net income	$6,870	$3,657	$27,819	$8,972
Add: Portfolio depreciation and amortization expense (a)	7,152	2,523	20,347	4,590
Less: Net (gains) losses on sales of real estate	(103)	6	(772)	12
Funds from operations (FFO)	13,919	6,186	47,394	13,574
Less: Straight-line rental revenue, net of allowance	(345)	(147)	(1,154)	(295)
Adjusted funds from operations (AFFO)	$13,574	$6,039	$46,240	$13,279

Net income per diluted share	$0.10	$0.09	$0.41	$0.24

FFO per diluted share	$0.21	$0.15	$0.70	$0.36

AFFO per diluted share	$0.20	$0.15	$0.69	$0.35

Weighted average outstanding common shares (diluted)	67,561,456	40,592,138	67,462,750	37,688,074

(a) Includes depreciation and amortization expense related to discontinued operations.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue. The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company’s ability to pay dividends. Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.

Spirit expects FFO per diluted share for 2006 to range from $0.93 to $0.98. FFO for 2006 is based on an estimated net income per diluted share range of $0.45 to $0.50, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.48 per diluted share.